SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the Registrant [x]
Filed by a party other than the Registrant [ ]
Check the appropriate box:

[ ]  Preliminary Proxy Statement

[x]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to ss.240.14a-12

[ ]  Confidential, For Use of the Commission Only
     (as Permitted by Rule 14a.6(e)(2))

                                SNAP2 CORPORATION
                (Name of Registrant as Specified in Its Charter)

                    ----------------------------------------
     (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)  Title of each class of securities to which transaction applies:

     ---------------------------------

(2)  Aggregate number of securities to which transaction applies:

     ---------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     ---------------------------------

(4)  Proposed maximum aggregate value of transaction:

     ---------------------------------

(5)  Total fee paid:

     ---------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)  Amount Previously Paid:

     ---------------------------------

(2)  Form, Schedule or Registration Statement No.:

     ---------------------------------

(3)  Filing Party:

     ---------------------------------

(4)  Date Filed:

     ---------------------------------

                                     [LOGO]
                                     SNAP2

February 5, 2002


Dear Shareholder:

You are cordially invited to attend the Annual Shareholder Meeting of SNAP2 Corporation which will be held at the main office of the Company at 10641 Justin Drive, Urbandale, Iowa, on March 5, 2002, at 2:00 p.m. Shareholders of record as of the close of business on January 25, 2002, will be entitled to vote at the Annual Meeting.

In addition to the matters scheduled for consideration, your Board of Directors and management are looking forward to meeting with you and reviewing the major developments of 2001.

Whether you plan to attend or not, please mark, sign, date, and return the proxy card in the accompanying envelope. Your vote is important no matter how many shares you own. If you attend the Annual Meeting and desire to vote in person, you may do so even though you have previously sent in a proxy.

Sincerely,

/S/ Dean R. "Rick" Grewell, III

Dean R. "Rick" Grewell, III
President & CEO

                                SNAP2 CORPORATION

                               10641 Justin Drive
                              Urbandale, Iowa 50322

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  March 5, 2002

Notice is hereby given that the Annual Meeting of Shareholders of SNAP2 CORPORATION will be held at its main office located at 10641 Justin Drive, Urbandale, Iowa, on Tuesday, March 5, 2002 at 2:00 p.m., Central Standard Time, for the following purposes:

     1.   To elect six directors.

     2. To ratify the appointment of auditors for the fiscal year ended September 30, 2002

     3. To transact such other business as may properly come before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on January 25, 2002, will be entitled to notice of and to vote at the meeting or any adjournment thereof.

Shareholders are cordially invited to attend the meeting in person. WHETHER OR NOT YOU WILL BE ABLE TO ATTEND THE MEETING IN PERSON, PLEASE DATE YOUR PROXY, INDICATE YOUR CHOICE ON THE MATTERS TO BE VOTED UPON, AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IF YOU DO ATTEND THE MEETING AND DESIRE TO WITHDRAW YOUR PROXY, YOU MAY DO SO.

THE PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF SNAP2 CORPORATION.

The accompanying Proxy Statement describes in more detail the matters to be acted upon at the meeting.

A copy of the Annual Report to Shareholders for 2001, including audited financial statements, is also enclosed.

                                        By Order of the Board of Directors

                                        Kathy Hoffman
                                        Secretary

Urbandale, Iowa
February 5, 2002

                                SNAP2 CORPORATION

                                 PROXY STATEMENT

                  Annual Meeting of Shareholders, March 5, 2002

                               GENERAL INFORMATION

This Proxy Statement and the enclosed Proxy are being provided by SNAP2 Corporation (the "Company"), 10641 Justin Drive, Urbandale, Iowa 50322, for use at the Annual Meeting of Shareholders to be held March 5, 2002 at 2:00 p.m. at the Company's main office located at 10641 Justin Drive, Urbandale, Iowa, and any adjournment thereof (the "Meeting"). When the Proxy is properly executed and returned, the shares it represents will be voted at the Meeting in accordance with the instructions contained therein. This Proxy Statement and the accompanying Proxy will be first mailed to Shareholders of the Company on or about February 5, 2002. The cost of the distribution and handling of the proxies will be borne by the Company. The Proxy is solicited on behalf of the Board of the Directors of the Company.

                                VOTING SECURITIES

Only Shareholders of record as of the close of business on January 25, 2002 will be entitled to notice of and to vote at the Annual Meeting.

The Company has a single class of voting common stock, $.001 par value ("Common Stock"), of which 17,856,000 shares were outstanding on January 25, 2002. The shares of Common Stock were held by approximately 996 different Shareholders. The presence, in person or by Proxy, of the holders of a majority of such outstanding shares entitled to vote at the Annual Meeting shall constitute a quorum. Each Shareholder of record of Common Stock of the Company as of the record date will be entitled to one vote for each share of stock held of record in such Shareholder's name. Shareholders do not have cumulative voting rights. There are no appraisal or similar rights of dissenters applicable to any matter to be voted upon at the Annual Meeting.

All Proxies delivered pursuant to this solicitation are revocable at the option of the person executing the Proxy at any time before the voting thereof. Proxies in the form enclosed, unless previously revoked, will be voted at the meeting. Where a choice is specified in the Proxy, the Shareholder will mark the ballot and the Proxy will be voted in accordance with such specification. If no direction is given as provided in the Proxy, the Proxy will be voted FOR the matters presented in this Proxy Statement. Abstentions will be treated as un-voted for purposes of determining the approval of any matter submitted to the Shareholders for a vote. If shares are held by a broker, which has indicated that it does not have discretionary authority to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

Dean R. "Rick" Grewell, III, President and Director of the Company currently owns of record 10,000,000 shares (56.0%) of Common Stock and has indicated his intention to vote such shares "FOR" the matters to be presented at the Annual Meeting including the election of each nominee to the Board of Directors. Since each matter to be presented to the shareholders at the Annual Meeting requires only a majority vote for approval, the matters will be approved.

                              ELECTION OF DIRECTORS

The Company's Bylaws provide that the number of directors shall not be less than one (1) nor more than fifteen (15), the exact number to be determined from time to time by the Board of Directors, or by resolution of the shareholders at any meeting thereof. The Board of Directors has set the number of Directors at six
(6). Each of the directors is elected to a one (1) year term and until his or her successor is elected. Directors need not be shareholders of the Company or residents of any particular jurisdiction.

Nominees for Director

The terms of each of the existing directors of the Company will expire at the Annual Meeting. Accordingly, six (6) directors need to be elected. The following information is provided regarding those nominees:

           Name                         Age           Positions with Company
           ----                         ---           ----------------------

Dean R.("Rick") Grewell III              43         President, CEO and Director

Antony Hoffman                           40         Vice President of Research &
                                                    Development and Director

Mark Malinak                             41         Vice President of Sales &
                                                    Director

Mike Hennel                              42         Director

Stephen Dukes                            47         Director

Sheldon Ohringer                         45         Director

The terms of each director of the Company will expire in January 2002, but the term of each director will continue until such time as their successors shall have been elected and qualified.

Rick Grewell has been the President, CEO and a Director of the Company since the merger with ISES Corporation. Prior to merger Mr. Grewell was President and CEO of ISES Corporation since September 7, 1996. Microware Systems Corporation previously employed Mr. Grewell for twelve years.

Antony Hoffman has been a Vice President and Director of the Company since its merger with ISES Corporation. Prior to the merger, Mr. Hoffman was Vice President of Research and Development of ISES Corporation since February 1, 1999. Mr. Hoffman was previously employed at Microware for approximately 13 years.

Mark Malinak has been a Vice President of Sales and a Director of the Company since its merger with ISES Corporation. Prior to the merger Mr. Malinak was Vice President of Sales of ISES Corporation since February 1, 1999. Prior to joining the Company, Mr. Malinak had been employed at Microware for approximately 4 years and at Sun Microsystems, Palo Alto, California for 2 years.

Mike Hennel has been a Director of the Company since June 14, 2000. Mr. Hennel is President and CEO of Silvon Software, a position he has held since 1987.

Stephen Dukes has been a Director of the Company since February 15, 2001. Mr. Dukes is a former Vice-President of Technology at TCI Technology Ventures and Media One.

Sheldon Ohringer has been a Director of the Company since June 6, 2001. Mr. Ohringer was President and Chief Executive Officer of First World Communications, Inc. in Englewood, Colorado from 1998 to 2000. He was previously with the ICG Telecom Group, Inc. in various capacities since 1994 where he served as President of a telecom subsidiary from 1997 to 1998. Mr. Ohringer has been retired since 2000.

Audit Committee

The Audit Committee, consisting of Mr. Grewell, Mr. Hennel and Mr. Johnson, monitors the Company's financial records, represents the Company in dealings with the auditing firm and recommends to the Board the selection of an auditor. The Audit Committee met once during the fiscal year ended September 30, 2001.

The Audit Committee reviewed and discussed the audited financial statements with management and the independent auditors, KPMG LLP (KPMG). The discussion with KPMG included matters required to be discussed by SAS 61 and the committee has received the disclosures and letter from KPMG as required by ISB Standard #1. The Audit Committee has also discussed with KPMG the independent auditor's independence. Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company's Annual Reports on Form 10-KSB for the last fiscal year for filing with the Commission.

Audit fees, including quarterly reviews, to KPMG for the fiscal year ended September 30, 2001 were $38,900. KPMG provided no other services to the Company during the fiscal year ended September 30, 2001.

Mr. Grewell is an officer of the Company, while Mr. Hennel and Mr. Johnson are not. The members are not considered independent, as that term is defined by NASD Rule 4200(a) (14). The Audit Committee is not currently governed by a charter, however, the Board is continuing to review the subject to determine if such a charter should be adopted.

Compensation Committee

The Compensation Committee, consisting of Mr. Grewell, Mr. Hoffman and Mr. Dukes, determines executive compensation. The Compensation Committee did not meet during the fiscal year ended September 30, 2001.

Meetings of the Board of Directors

The Board of Directors held 4 meetings during 2001. All directors attended all of those meetings either in person or telephonically.

Compensation of the Board of Directors

The Company at this time only reimburses travel and communication expenses for board meetings. The Company believes in the future outside directors will be compensated with money and stock options. There is no plan currently in place.

Executive Officers of the Company

The executive officers of the Company are elected annually by the Board of Directors at its Annual Meeting and hold office until the next annual meeting of the Board of Directors and until their successors are chosen. The Board of Directors may remove any officer at any time, with or without cause. Officers need not be a director or shareholder of the Company. The executive officers of the Company as of the date of the mailing are identified above in "Nominees for Director".

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the beneficial security ownership, as of January 25, 2002, of the Company's Common Stock by the directors, director nominees, executive officers individually and as a group:

           Name and Address of                              Number of         Percentage
            Beneficial Owner                                Shares(1)         Ownership(1)
            ----------------                                ---------         ------------
Dean R. Grewell, III                                    5,217,563(2)(3)      18.27%(2)(3)
1032 54th, West Des Moines, Iowa 50266

Steven L. Johnson                                       1,834,450(3)(4)       6.42%(3)
1620 NW 120th Street, Clive, Iowa 50325

Antony F. Hoffman                                       1,834,450(3)(4)       6.42%(3)
10113 NW 80th Lane, Grimes, Iowa 50111

Mark Malinak                                            1,834,450(3)(4)       6.42%(3)
8006 Monona Avenue, Austin, Texas 78717

Mike Hennel                                               100,000(5)          0.35%(5)
900 Oakmont, Westmont, Illinois 60559

Sheldon S. Ohringer                                       100,000(5)          0.35%(5)
304 Castle Pines Dr. S.
Castle Rock, CO 80104

All executive officers, directors and nominees for     11,020,913(3)(5)      38.59%(3)(5)
directors as a Group (6 persons)

(1) Ownership totals and percentages are computed based on the actual number of shares of Company common stock issued and outstanding (17,856,000) plus (a) 10,000,000 additional shares to be issued on February 28, 2002 in exchange for 10,000 shares of the Company's $.001 par value preferred stock currently held of record by Mr. Grewell and (b) the exercise by the executive officers and directors of options for 700,000 shares of common stock pursuant to the Company's Incentive Stock Option Plan. The totals and percentages do not include options for 1,147,500 shares of common stock granted to non-executive employees of the Company under the Company's Incentive Stock Option Plan, 79,000 of which were exercisable at September 30, 2001. The totals and percentages also include options granted by Mr. Grewell.

(2) Includes 10,000,000 shares of common stock to be issued on February 28, 2002 in exchange for 10,000 shares of preferred stock held of record by Mr. Grewell and 100,000 shares of common stock to be issued upon exercise of options.

(3) Assumes exercise of all options granted by Mr. Grewell, 14,882,437 shares total, all of which, subject to vesting requirements are exercisable immediately.

(4) Subject to vesting, call option exercisable February 2, 2000 and expires March 4, 2008.

(5)  Assumes exercise of outstanding options.

Other than Alex Resh, an employee of the Company who has options from Mr. Grewell with respect to 1,734,450 shares of common stock (6.07%) of the Company, if exercised and Alex Legaspi, and Ken So (former employees of ISES Canada) who each have options from Mr. Grewell for 1,547,950 shares of common stock (5.42%) of the Company, if exercised, management of the Company is not aware of any person or entity beneficially owning in excess of five percent (5%) of the Company's common stock.

                       EXECUTIVE COMPENSATION AND BENEFITS

The following summary compensation table shows the compensation paid or accrued by the Company to its chief executive officer and each of its executive officers whose salary and bonus for the year ended September 30, 2001 exceeded one hundred thousand dollars ($100,000).

                           Summary Compensation Table
                           --------------------------

Name and                                 Fiscal Year
Position                                 Ended 9/30     Salary         Bonus
--------                                       ----     ------         -----
Dean R. Grewell, III                        2001       $124,500      $      0
President and CEO                           2000       $138,866      $      0
                                            1999       $120,090      $      0
                                            1998       $      0      $      0

Mark Malinak                                2001       $125,000      $159,391(1)
Vice President Sales                        2000       $125,000      $122,887(1)
                                            1999       $115,385      $      0
                                            1998       $      0      $      0

(1) Sales Commission income.

No other executive officer's or significant employee's total annual salary, bonus and other annual compensation exceeded $100,000 during any of the periods indicated.

                     RATIFICATION OF APPOINTMENT OF AUDITORS

The Board of Directors has appointed the accounting firm of KPMG LLP to act as independent auditors for the Company for its fiscal year ended September 30, 2002 and is requesting ratification by the Shareholders. The Company knows of no direct or material indirect financial interests of KPMG LLP in the Company. Representatives of KPMG LLP are expected to be present at the Meeting and may make a statement, if they desire to do so, and will be available to respond to appropriate questions.

                              SHAREHOLDER PROPOSALS

To be included in the Proxy Statement and Proxy for the 2003 Annual Meeting of shareholders, shareholder proposals intended to be presented at that meeting must be received by the Company at its principal office no later than October 8, 2002, and must otherwise be in compliance with applicable securities laws. Shareholder proposals should be sent to: President, SNAP2 Corporation, 10641 Justin Drive, Urbandale, Iowa, 50322.

                                  OTHER MATTERS

The Board of Directors does not know of any other matters which may come before the Annual Meeting. However, if any other business properly comes before the Annual Meeting, or any adjournments thereof, proxies will be voted upon any such matter in accordance with the discretion of the persons named thereon.

                                        By Order of the Board of Directors,

                                           Kathy Hoffman, Secretary

Urbandale, Iowa
February 5, 2002

                                SNAP2 CORPORATION

                               2001 ANNUAL REPORT

                                       TO

                                  SHAREHOLDERS

                                     [LOGO]
                                      SNAP2


February 5, 2002

Dear Shareholder:

Thank you for your investment and support of SNAP2 Corporation. It is our continued intent to grow SNAP2 technology and revenues with industry leaders in their respective markets. This is not a short-term opportunity, but a long-term investment and growth path for both SNAP2 and our shareholders.

I would like to highlight the core component to our opportunity for success and industry credibility, the SNAP2 team. SNAP2 is built around experienced executives, engineers and graphic designers who have developed a track record of innovation and success in the embedded systems industry over the past 15 years. The SNAP2 management and engineering team played a large part in creating and marketing the industry's first OEM software package for digital television set-top box manufacturers while at Microware Systems Corporation.

SNAP2 is leveraging this experience and skill to specialize in specific layers of set-top box software, as well as in the tools that simplify application development for consumer devices. These skills are not widely available in the industry and it is not a simple matter to retrain software developers from desktop or IT environments to be proficient at embedded systems development. Very few software firms have SNAP2's expertise in each of the layers of the embedded software stack, from the operating system to the applications. Fewer still have talented graphics artists working with those engineers to develop consumer user interfaces, graphics and artwork that both display well on a television and make applications visually appealing and easy to use for the television viewer.

We have taken steps in the past year that exhibit our commitment to developing product and consulting services solutions for the consumer electronics companies, technology and service providers in the interactive television market.

Let me provide a brief review of SNAP2 efforts in the Inflight Entertainment space. SNAP2 applications have set a high standard of reliability and graphics innovation in the Inflight Entertainment market for several years. SNAP2 continued to gain market share in 2001 with our Inflight Entertainment partner, Rockwell Collins Passenger Services. SNAP2 added Qantas, British Airways and TAM airlines as SNAP2 Game customers and secured approximately 281 of the 322 available Rockwell installations across 8 airlines. This market share produced the opportunity for SNAP2 to enter an Asset Purchase Agreement of these Inflight Entertainment contracts with Inflight Digital Ltd. representing both an upfront purchase and ongoing revenue share model for both SNAP2 products and services. SNAP2 product development will be directed to the interactive television product roadmap and consulting services.

SNAP2's efforts in the interactive television market focused on strategic engagements with consumer electronics manufacturers, technology providers and professional services organizations in 2001 and targets tactical deployments with these companies in 2002. SNAP2 has both proprietary and standards based solutions of consulting services, middleware, development tools and applications. OEM, distribution and 3rd party relationships are being developed as additional sales channels for this market. SNAP2 middleware, development tools and application technology were demonstrated with partners at the following 2001 industry events:

     o    The Western Show with Sun  Microsystems,  Philips,  24/7 Broadband and
          ICTV

     o    Consumer  Electronics Show with Sun,  Philips,  WindRiver  Systems and
          Motorola

     o    CeBit Show in Hanover Germany with Sun, Philips

     o    Embedded Systems Conference with WindRiver Systems

     o National Association of Broadcasters with Sun, Philips, Panasonic, WindRiver Systems, the DVB Consortium and multiple Motorola partners

     o National Cable & Telecommunications Association Show with Interlink Electronics

     o    JavaOne with Sun, Philips, WindRiver Systems and a SNAP2 booth

     o    Internationale   Funkausstellung   (IFA)  Berlin  with  Panasonic  and
          Alticast

We see  significant  industry  events and  product  opportunities  in 2002.  The
DVB-MHP standard, an API (Application Program Interface) for interactive television, has emerged as the predominant standard in Europe, over 35 countries supporting it. DVB-MHP has been selected by CableLabs(R) in the USA for all of its OpenCable(TM) digital set top boxes that are to be deployed throughout America. CableLabs is the technology consortium for cable system operators in North and South America, with its members serving more than 85 percent of cable subscribers in the United States and Canada, and a further 12 percent in Mexico. Cable operators in North America have agreed that MHP is to become the core of the OCAP (OpenCable Application Platform). SNAP2 products and technology support DVB-MHP and OCAP platforms. SNAP2 released an application development tool for the interactive television market, GEAR for DVB-MHP, as an extension to the Sun Microsystems Forte for Java development environment. We announced the upcoming release of MHP Express, an end-to-end development and testing solution for application developers, integrating the development tools with a Philips or Panasonic set-top box. SNAP2 applications are being proposed for interactive television deployments globally. SNAP2 Services continue to generate revenue for the Company while building relationships with partners and creating software product opportunities.

SNAP2 released our application development tool for the interactive television market, GEAR for DVB-MHP, as an extension to the Sun Microsystems Forte for Java development environment in November, 2001. We announced the upcoming release of MHP Express, an end-to-end development and testing solution for application developers, integrating the development tools with a Philips or Panasonic set-top box. SNAP2 LivingRoom Applications are being proposed for interactive television deployments globally. And finally, SNAP2 Services continue to generate revenue for the Company while building relationships with partners and creating new product opportunities.

SNAP2's efforts and changes in 2001 enable the Company to focus on the opportunities of 2002. It is an exciting time in the market and exciting time for SNAP2. We welcome your comments and participation in our Annual Shareholder Meeting. Thank you again for your continued support.

Sincerely,


Mark Malinak
Vice President, Sales


SNAP2 is a trademark of SNAP2 Corporation. Sun, Sun Microsystems, Java, and Java TV are trademarks or registered trademarks of Sun Microsystems, Inc. in the United States and other countries. Wind River Systems, the Wind River Systems logo, and Tornado are registered trademarks, and StormPad is a trademark of Wind River Systems, Inc. Microsoft and WebTV are either registered trademarks or trademarks of Microsoft Corp. in the United States and/or other countries. All other names mentioned are trademarks, registered trademarks, or service marks of their respective companies or organizations.

This Annual Report is being provided to all of the shareholders of SNAP2 Corporation (the "Company) in connection with the 2002 Annual Meeting of the Shareholders which will be held at SNAP2 Corporation located at 10641 Justin Drive, Des Moines, Iowa on March 5, 2002, at 2:00 p.m. This Annual Report is not incorporated into the Proxy Statement of the Company and is not proxy soliciting material.

Cautionary Statement on Forward-Looking Statements.

The  discussions  in  this  Report  on  Form  10-KSB,  contain   forward-looking
statements that have been made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current expectations, estimates and projections about the Company's business, based on management's current beliefs and assumptions made by management. Words such as "expects", "anticipates", "intends", "believes", "plans", "seeks", "estimates" and similar expressions or variations of these words are intended to identify such forward-looking statements. Additionally, statements that refer to the Company's estimated or anticipated future results, sales or marketing strategies, new product development or performance or other non-historical facts are forward-looking and reflect the Company's current perspective based on existing information. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results and outcomes may differ materially from what is expressed or forecasted in any such forward-looking statements. Such risks and uncertainties include those set forth below in Item 1 under "Risk Factors That May Affect Future Results of Operations" as well as previous public filings with the Securities and Exchange Commission. The discussion of the Company's financial condition and results of operations included in "Management's Discussion and Analysis or Plan of Operation" should also be read in conjunction with the financial statements and related notes included in the "Financial Statements" of this annual report. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

                             DESCRIPTION OF BUSINESS

General. SNAP2 Corporation (f/k/a White Rock Enterprises, Ltd.) (the "Company") is a software product developer and software service provider for in-flight entertainment systems (IFE) for passenger aircraft and interactive set-top boxes
(STB) for interactive television. The Company was incorporated on October 8, 1998 under the laws of the State of Nevada originally for the purpose of developing and marketing its only product, a boot dryer that dries both boots and shoes for commercial and consumer use. Effective February 28, 2000 the Company merged with ISES Corporation (an Iowa corporation originally incorporated on May 14, 1997) ("ISES") with the Company being the survivor. In connection with the merger, the Company disposed of its boot dryer product to the original owner. The Company's name was subsequently changed to SNAP2 Corporation pursuant to Articles of Amendment filed July 12, 2000.

The resulting Company's activities to date have consisted of:

     o    Developing  the Airsoft  Travel Kit software  product  which  includes
          destination   information,   language  training,   games  and  airline
          information for IFE systems.

     o Licensing and installing the Airsoft Travel Kit Games on international and domestic airlines with IFE equipped aircraft.

     o    Providing  interactive   television  set-top  box  manufacturers  with
          professional software design, programming and graphic design services.

     o Research and development strategies to productize the intellectual property assets of ISES (now the Company) for interactive television.

     o    Contracting   with   interactive   television   suppliers  to  support
          promotional efforts of their related products.

     o Expanding its engineering, sales and marketing staff to address the STB and IFE markets.

     o The Company is registered with the SEC as SNAP2 Corporation and is traded on the over-the-counter bulletin board: OTCBB:SSNP.

On November 26, 2001 the Company entered into an Amended and Substituted Asset Purchase Agreement ("Agreement") with Inflight Digital Limited, a company incorporated under the laws of England and Wales ("Buyer") which superceded an earlier Asset Purchase Agreement between the parties dated September 6, 2001. Pursuant to the Agreement, the Company agreed to sell to the Buyer all of Company's IFE assets. The IFE assets include all of the Company's rights and obligations under its contracts with airline operators for the provision of IFE products and services, the Company's rights and obligations under license and distribution agreements relating to its IFE business, Company's files, books and records relating to its IFE assets and other tangible property and physical assets used by the Company solely in connection with IFE business. The Company also granted Buyer a perpetual, royalty free, exclusive worldwide license to use, for IFE business, only, the Company's intangible properties and rights relating to its IFE business. Terms of the IFE sale include a total purchase price for the sale and license of the IFE assets of $300,000 plus (i) fifty percent (50%) of all revenue received by Buyer from certain existing customers for a period of three (3) years after the closing; (ii) twenty-five percent (25%) of all revenues received by Buyer under certain new business generated by Buyer; (iii) an amount not to exceed $100,000 of the existing contract with British Airways as assigned to Buyer plus fifty percent (50%) of all revenue received by Buyer from British Airways during the three (3) years after closing; and (iv) $75,000 upon receipt of the consent from Air France that it will expand the number of aircraft using the software and fifty percent (50%) of the revenues received from Air France during the three (3) years after closing. The transaction is described in the Company's Current Report on Amendment No. 1 to Form 8-K which was filed with the Securities and Exchange Commission on December 10, 2001. In November 2001, the Company received $300,000 as a result of this transaction, which was recorded as a gain on sale. Additional amounts to be received will be recorded as license fees. The Company's fees related to this Agreement for the years ended September 30, 2001 and 2000 were $496,260 and $294,751, respectively. Had the transaction occurred at the beginning of the years ended September 30, 2001 and 2000, license fee revenues would have approximated $345,000 and $122,000, respectively. The Company's operating expenses will not be reduced as a result of this transaction.

The Company continues to develop software and service the STB industry and to explore emerging markets for embedded software technologies. The Company has engaged with companies creating embedded devices technologies such as Internet appliances, personal digital assistants and wireless devices. The Company believes that it can target these markets successfully with the technologies and experience from the STB and IFE markets as well as the skill sets it has acquired from its growth of embedded software programmers. The Company will pursue additional product and service opportunities in these markets.

Operations. The Company operates from its headquarters located at 10641 Justin Drive, Des Moines, Iowa 50322. The Company was previously located at 2600 72nd Street and moved to its expanded facilities on May 23, 2000 to accommodate its growth and development. In addition to its offices in Des Moines, the Company also has a sales office in Austin, Texas. The combined offices develop and market software products and services for IFE systems and STB for interactive television created by the Company.

Products. Prior to the sale of the IFE assets, the Company marketed software applications for the IFE and interactive television markets. Its Airsoft Travel Kit software targeted IFE systems manufactured by Rockwell Collins, Matsushita Avionics and Sony Trans Com. The Travel Kit is comprised of digital information and entertainment software that airline passengers can access from video displays at their passenger seats while traveling. The complete Travel Kit consists of destination information, language training and games and customized airline information. The package can be sold as a complete package or as individual components. The Company has sold packages of Travel Kit Games to Air France, Delta Air Lines, LanChile, Airtours, Aer Lingus and AOM French airlines. The Company has licensed destination information and language training from Lonely Planet Publishing based in Australia. Airsoft Travel Kit Games are created, copyrighted, owned and licensed by the Company. The Company has also licensed Tetris(R) game content from Blue Planet Software, San Francisco, California for use in its In-Flight Tetris(TM) game for in-flight entertainment. The game suite consists of 18 assorted board, card, arcade, children's games and games of chance. The Company's products are sold on a royalty-based model that generates revenue at the time of customer contract execution and provides annual revenues for continued use of the software. IFE products have been sold to airlines and to IFE equipment manufacturers. The Company is porting these games to interactive television STBs targeting interactive cable and telephone networks.

Management believes the sale of the IFE assets will enhance the Company's plans to focus its software product offering for the interactive television market and the Internet appliance market. The Company intends to sell interactive television and Internet appliance software products to original equipment manufacturers, technology providers and network operators in these markets.

Consulting Services. The Company is staffed with software engineers experienced in software design and programming for emerging embedded computer systems and digital graphic artists experienced in graphical user interfaces and display for consumer electronic applications. The Company has provided embedded software services to Motorola, Microsoft, Rockwell Collins and Canal+ for interactive television and Internet appliances.

The Company emphasizes embedded software consulting services for revenue generation and strategic positioning of developing intellectual property for the interactive television, Internet appliance and embedded systems markets.

Revenues. Through September 30, 2001, the Company's revenues were derived from software and engineering consulting services provided to interactive television equipment manufacturers and technology providers, and license fees and renewals of its SNAP2 Travel Kit Games for the IFE market. Consulting services are recognized using the invoice amount for labor hours as services are performed. Consulting services are typically performed under contracts of up to six months in duration and are renewable. The Company's IFE revenues were comprised of two types: (i) license fees from airlines for Airsoft Travel Kit Game products previously sold; and
(ii) OEM initial product sales to IFE equipment manufacturers for SNAP2 Travel Kit Game products. License fees are recognized as revenue upon contract signing and shipment of the software master copy or download of software by the customers since the Company does not incur significant additional support costs. Maintenance fees from the Company's software products are recognized ratably over the term of the maintenance contract, which is typically one year in duration.

The Company intends to derive the primary portion of its revenue growth through Company software and engineering consulting services. The Company intends to continue engaging in consulting services with original equipment manufacturers
(OEMs), network operators and technology providers. The service engagements are strategic to the Company as it provides licensing opportunities for software product and product development.

On November 26, 2001 the Company sold its IFE assets; however, during the three years after the sale, the Company will receive a certain percentage of certain revenues collected by the Buyer. The initial $300,000 received was recorded as gain on the sale and additional amounts will be recorded as license fees.

Expenses. Expenses consist primarily of payroll and related costs, third-party consulting, other professional services, and travel. The majority of the Company's products have been created and copyrighted by ISES (Company's predecessor in interest pursuant to the merger which was effective February 28,
2000). The Company has licensed In-Flight TetrisTM from Blue Planet Software and incurs licensing costs for each copy inventoried for or distributed to the IFE market. The Company has also licensed travel information from Lonely Planet Publishing and incurs licensing costs for copies distributed to the IFE market.

Research and Development. The Company's research and development expenses include personnel costs, allocated facilities-related expenses and payments to third-party consultants. The Company expects research and development expenses will increase in the future as additional personnel are hired to support anticipated product development efforts. During the years ended September 30, 2001 and 2000 the Company expended approximately $921,000 and $515,000, respectively, on research and development expense.

Employees. At September 30, 2001, the Company had 18 full time employees and no part time employees. During the year ended September 30, 2001 the Company reduced its work force by 3 employees.

Risk Factors That May Affect Future Results of Operations. In addition to the other risk factors contained herein and within other filings with the Securities and Exchange Commission, the Company believes the following additional risk factors should be taken into consideration in evaluating its business:

Additional Funding Needed. The Company needs additional funding to pay its obligations as they come due, further develop or enhance its products, and take advantage of future opportunities or respond to competitive pressures or unanticipated requirements. The Company was unable to meet payroll for several pay periods and was unable to pay vendors until it sold its IFE assets.

The Company's original financing plans were to obtain funding of approximately $2,000,000 as a result of the merger with ISES Corporation on February 28, 2000. Only $615,650 of funding was received. As a result of the unfunded commitment, the Company entered into a $200,000 line of credit with a bank, which is guaranteed by a stockholder, and entered in other debt arrangements of approximately $100,000. Also, the Company delayed paying vendors and employees.

Recently, the Company sold its IFE assets for $300,000, with additional amounts due to the Company upon collection of certain revenues by the Buyer of the IFE assets. The Company is also investigating several other financing activities, but there is no assurance that any funding will be obtained, or if obtained, the terms thereof may not be favorable. Also, the Company has focused its efforts on increasing revenues, primarily consulting revenues, but has been unable to consistently generate profitable operations. As a result of the continued losses, the Company is analyzing its costs and expenses and continues to seek and investigate transactions that would generate cash; however, there is no assurance that any such transaction will be identified or successfully closed. If additional capital cannot be obtained on acceptable terms, if and when needed, the Company may not be able to further develop or enhance its products, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements, any of which could have a material adverse effect on the Company's business.

The Company Expects to Incur Operating and Net Losses. The Company has a limited operating history, has incurred significant losses in the past year and, at September 30, 2001, had an accumulated deficit of $2,192,581 and a stockholders' deficit of $803,587. To date, the Company has recognized growing revenue, however; its ability to generate revenue is subject to substantial uncertainty and it has been unable to generate profitable operations. The Company expects to incur significant sales and marketing, research and development and general and administrative expenses. The Company will need to generate significant revenues to achieve profitability and positive operating cash flows and there are no assurances this revenue level can be obtained. Even if profitability and positive operating cash flow are achieved, the Company may not be able to achieve, sustain or increase profitability or positive operating cash flow on a quarterly or annual basis.

Dependence on Key Customer. The Company's revenue is dependent on consulting services performed for 1 key customer. For the year ended September 30, 2001 62 % of the Company's revenue was generated for this single customer. Due to the sale of the IFE assets, the Company will become more dependent on these customers.

The Company's Limited Operating History and the Emerging Market for Interactive Television Make Its Future Financial Results Unpredictable. The Company's
business and prospects depend on the development and market acceptance of interactive television. The Company's future revenue prospects are subject to a high degree of uncertainty. For the year ended September 30, 2001, the Company derived approximately 31% of its revenues from in-flight entertainment software license fees and 69% from interactive television consulting services. On November 26, 2001 the Company sold its IFE assets. In the future, however, the Company intends to generate revenue initially from consulting services and then from software license fees particularly in the emerging market of interactive television. The market for interactive television software is new, unproven and subject to rapid technology change. This market may never develop or may develop at a slower rate than anticipated. In addition, the Company's success in marketing the Company as a supplier of interactive television application software is dependent upon developing and maintaining relationships with industry-leading computer and consumer electronics manufacturers, network operators and Internet content providers.

There is already competition in the market to provide interactive television software. Companies such as Liberate, Intellocity, Microsoft, and AOL have established a market presence and have significantly greater financial, marketing and technical resources than the Company. These companies who offer interactive television application software may capture a larger portion of the market than the Company. Any failure to establish relationships with interactive television equipment manufacturers and network operators will have a material adverse effect on the Company's business and prospects.

The Company's Business is Dependent Upon the Successful Deployment of Digital Set Top Boxes for Interactive Television Targeted by the Company. The Company's software products target specific interactive television systems and the opportunity to generate revenue can be directly related to the number and the timing of systems deployed. It is the Company's intent to pursue and support the most popular system platforms for these markets. If the targeted platforms fail to establish significant and timely deployment in the market it will have a material adverse effect on the Company's business and prospects.

The Company Faces Competition from Companies with Significantly Greater Financial, Marketing, and Technical Resources. The markets for interactive television and in-flight entertainment systems are competitive. Companies that offer competing software applications and services for interactive television include Liberate, Intellocity, Microsoft, AOL and others. These entities each have a larger customer base, a greater number of applications, and greater brand recognition, market presence and financial, marketing and distribution resources than the Company. Other companies that offer competing software applications and services for in-flight entertainment include Nintendo, Infogrames, Tenzing, and Intergame some of which have a larger customer base, a greater number of applications, and greater brand recognition, market presence and financial, marketing and distribution resources than the Company. As a result, the Company will have difficulty increasing the number of design "wins" for its products and services.

The Company May Not Be Able to Respond to the Rapid Technological Change in the Markets in Which It Competes. The Company currently participates in markets which are subject to:

               o    rapid technology change;

               o    frequent product upgrades and enhancements;

               o    changing   customer   requirements   for  new  products  and
                    features; and

               o    multiple, competing and evolving industry standards.

The introduction of the software applications targeting interactive television and in-flight entertainment containing new technologies and the emergence of new industry standards could render the Company's products less desirable or obsolete. In particular, the Company expects that changes in the operating system environment including client and server middleware will require it to rapidly evolve and adapt its products to be competitive. As a result, the life cycle of each release of the Company's products is difficult to estimate. To be competitive, the Company will need to develop and release new products and upgrades that respond to technological changes or evolving industry standards on a timely and cost-effective basis. There can be no assurance that the Company will successfully develop and market these types of products and upgrades or that the Company's products will achieve market acceptance. If the Company fails to produce technologically competitive products in a timely and cost-effective manner, its business and results of operations could suffer materially.

Volatility of Stock Price. The market price of the Company's common stock is likely to fluctuate in the future. The Company believes that various factors, including quarterly fluctuations in results of operations, announcements of new products or partners by the Company or by its competitors, changes in interactive television markets in general, or general economic, political and market conditions may significantly affect the market price of its common stock.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

This should be read in conjunction with the discussion included in "Description of Business" and the "Financial Statements" included below.

Revenues. The Company's revenues are derived from software and engineering consulting services provided to interactive television equipment manufacturers and technology providers, and license fees and renewals of its SNAP2 Travel Kit Games for the IFE market. Consulting services are recognized using the invoice amount for labor hours as services are performed. Consulting services are typically performed under contracts of up to six months in duration and are renewable. The Company's IFE revenues were comprised of two types: (i) license fees from airlines for Airsoft Travel Kit Game products previously sold; and
(ii) OEM initial product sales to IFE equipment manufacturers for SNAP2 Travel Kit Game products. License fees are recognized as revenue upon contract signing and shipment of the software master copy or download of software by the customers since the company does not incur significant additional support costs. Maintenance fees from the Company's software products are recognized ratably over the term of the maintenance contract, which is typically one year in duration.

The Company intends to derive the primary portion of its future revenue growth through Company software and engineering consulting services. The Company intends to continue engaging in consulting services with original equipment manufacturers (OEMs), network operators and technology providers. The service engagements are strategic to the Company as it provides licensing opportunities for software product and product development.

On November 26, 2001 the Company sold its IFE assets; however, during the three years after the sale, the Company will receive a certain percentage of certain revenues collected by the Buyer of the IFE Assets.

Cost of Revenue. Primarily consists of payroll and related costs (salaries, payroll taxes, employee health insurance and employer 401(k) contributions), and consulting expenses incurred in performing software and engineering consulting services. The Company allocates certain research and development costs to cost of revenue, based on utilization of its employees and consultants.

Research and Development. Primarily consists of payroll and related costs (salaries, payroll taxes, employee health insurance and employer 401(k) contributions) of engineering and software development staff, as well as, amounts paid to independent development consultants, to develop software and graphic arts owned and utilized by the Company. During the year ended September 30, 2001, the Company increased the amount of time its product development staff was utilized on consulting engagements. The Company expects to continue using a significant amount of its development staff on consulting projects during the next year as it strives to achieve more revenues and IFE development requirements will be reduced due to the sale of the IFE assets.

Sales and Marketing. Primarily consists of payroll and related costs (salaries, payroll taxes, employee health insurance and employer 401(k) contributions), travel, various marketing efforts, promotional materials and public relations activities. The Company expects sales and marketing costs will increase as it continues to sell consulting projects and analyzes various product development opportunities.

General and  Administrative.  Primarily  consists  of payroll and related  costs
(salaries, payroll taxes, employee health insurance and employer 401(k) contributions), legal fees, travel costs, facilities-related expenses, bad debt expense, depreciation and other administrative costs. The Company expects that general and administrative expense will increase in the future as a result of the anticipated growth in business.

Results of Operations

Since inception, the Company has been engaged primarily in the business of developing and licensing software products and providing engineering and software and software consulting services. In an effort to increase revenues as the Company attempts to reduce its operating losses, the Company has increased the amount of consulting services it performs and has utilized more of its product development personnel to perform these services. During the year ended September 30, 2001 the Company was not able to meet its obligations to make payroll on several occasions and has delayed paying vendors. In an effort to improve its liquidity, the Company has increased its consulting activities and sold its IFE assets on November 26, 2001. The Company used the initial proceeds from this transaction to become current on its payroll obligations and become more current on its vendor obligations. See additional comments in "Liquidity and Capital Resources". Accordingly, historical results of operations are not indicative of and should not be relied upon as an indicator of future performance.

Year Ended September 30, 2001 and 2000

Revenues

Total revenues increased 141% to $1,778,000 for the year ended September 30, 2001, compared to $737,000 for the year ended September 30, 2000. The increase was related primarily to an increase in software and engineering consulting services. Consulting services represented 69% and 53% of revenues for the years ended September 30, 2001 and 2000, respectively. During the year ended September 30, 2001, transactions with Microsoft and Air France accounted for 62% and 11%, respectively, of the Company's total revenues.

Cost of Revenue

Cost of revenue increased 123% to $570,000 for the year ended September 30, 2001, compared to $256,000 for the year ended September 30, 2000. The increase was related to more work performed on consulting projects.

Research and Development

Research and development expense increased 80% to $921,000 for the year ended September 30, 2001, compared to $513,000 for the year ended September 30, 2000. The increase was related to an increased number of employees working on product development, prior to the Company focusing its efforts more to consulting services.

Sales and Marketing

Sales and marketing expense increased 25% to $636,000 for the year ended September 30, 2001, compared to $508,000 for the year ended September 30, 2000. The increase was related to increased sales efforts related to consulting services and analyzing product development opportunities.

General and Administrative

General and administrative expense increased 27% to $518,000 for the year ended September 30, 2001, compared to $407,000 for the year ended September 30, 2000. The increase was due to costs and expenses needed to support the Company's ongoing operations.

Interest Expense

Interest expense increased 70% to $34,000 for the year ended September 30, 2001, compared to $20,000 for the year ended September 30, 2000. The increase was due to debt being outstanding for an entire year during the year ended September 30, 2001 and borrowing under the line of credit.

Net Loss

Net loss decreased 7% to $901,000 for the year ended September 30, 2001, compared to $967,000 for the year ended September 30, 2000. The increase in revenues were primarily offset by increased costs.

Liquidity and Capital Resources

Since its inception, the Company has experienced losses from operations and negative cash flows. At September 30, 2001, the Company had an accumulated deficit of $2,193,000 and a stockholders' deficit of $804,000. The Company has not been able to pay its obligations as they became due. During the year ended September 30, 2001, the Company was not able to meet its obligations to make payroll on several occasions and has delayed paying vendors.

At its inception on February 28, 2000, (the date of filing of a Certificate of Merger with the Nevada Secretary of State), the Company merged with ISES Corporation with the Company as the surviving corporation. The merger was arranged for the Company by Investment Capital Corporation and Pursuit Capital LLC, venture capital firms located in Scottsdale, Arizona in accordance with understandings these entities reached with ISES Corporation to raise capital in private transactions. According to their agreement, these entities were to raise $2,000,000 to fund the Company's post-merger research and development, marketing and overall expansion. Pursuant to and in consideration of this arrangement and the identification of the potential merger as an investment opportunity, the Company issued 2,200,000 shares of its $.001 par value per share common stock to these entities and/or their designees. During the fiscal quarter ended March 31, 2000 these entities conducted a private placement on behalf of the Company and raised $760,000, the proceeds of which have been given to the Company. For these funds, the Company issued an additional 760,000 shares of its $.001 per share common stock. These entities are obligated to provide the Company with an additional $2,000,000 in equity (without further issuance of equity securities by the Company) of which $615,650 was received through September 30, 2001, leaving a balance of $1,384,350 to be provided by these entities. None of such shares of common stock was or will be registered under the Securities Act of 1933, as amended. Management believes that it is unlikely that these entities will provide any additional capital to the Company and is in the process of attempting to recover as many of such shares as possible. As of December 31, 2001, 1,097,000 shares have been surrendered by those entities in lieu of additional capital contributions. The Company has not taken action to either establish these shares as treasury stock or to cancel them and return them to authorized but unissued shares. Accordingly, the shares are outstanding in the names of the original owners on the Company's stock records. The Company plans to cancel these shares and return them to authorized but unissued shares.

As a result of the unfunded commitment, the Company entered into a $200,000 line of credit with a bank on November 10, 2000, which is guaranteed by a stockholder. The line of credit matured in November 2001, but the Company has not renewed the line. The Company intends to renew this line of credit and there is no indication that the bank will not renew this line.

Due to continued losses during the year ended September 30, 2001, the Company was not able to meet it obligations to make payroll on several occasions and has delayed paying vendors. In an effort to improve its liquidity, the Company has increased is consulting activities, reduced its work force by three employees and sold its IFE assets.

On November 26, 2001 the Company entered into an Amended and Substituted Asset Purchase Agreement with Inflight Digital Limited, a company incorporated under the laws of England and Wales ("Buyer") which superceded a previous agreement between the parties dated September 6, 2001. The Company used the initial proceeds from this transaction to become current on its payroll obligations and become more current on its vendor obligations. Terms of the IFE sale include at total purchase price for the sale and license of the IFE assets of $300,000 plus
(i) fifty percent (50%) of all revenue received by Buyer from certain existing customers for a period of three (3) years after the closing; (ii) twenty-five percent (25%) of all revenues received by Buyer under certain new business generated by Buyer; (iii) an amount not to exceed $100,000 of the existing contract with British Airways as assigned to Buyer plus fifty percent (50%) of all revenue received by Buyer from British Airways during the three (3) years after closing; and (iv) $75,000 upon receipt of the consent of Air France that it will expand the number of aircraft using the software and fifty percent (50%) of the revenues received from Air France during the three (3) years after closing.

The Company is investigating several other financing activities, but there is no assurance any funding will be obtained, or if obtained, the terms may not be favorable. Also, the Company has focused its efforts on increasing revenues, primarily consulting revenues, in an effort to generate positive cash flow. The Company has been able to increase revenues, but has not been able to generate profitable operations. Due to the continued losses and the inability to pay its debts as they come due, the Company is currently analyzing its costs and expenses in an effort to achieve profitability. Also, the Company continues to seek and investigate potential transactions that may generate cash; however, there are no assurances that any such transactions will be identified or successfully closed.

Since incorporation, ISES (the Company's predecessor in interest pursuant to the merger) and the Company after the merger, have experienced various levels of losses and negative cash flow from operations and notwithstanding the merger, expects to experience negative cash flows in the foreseeable future, without a significant reduction in costs and expenses or increase in revenues. In addition, the Company needs to raise additional capital to begin product development efforts and there can be no assurance the merged Company will be able to obtain additional financing on favorable terms, if at all. If additional capital cannot be obtained on acceptable terms, if and when needed, the Company may not be able to further develop or enhance its products, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements, any of which could have a material adverse effect on the Company's business.

                        DIRECTORS AND EXECUTIVE OFFICERS

The Company's directors and executive officers are as follows:

           Name                         Age           Positions
           ----                         ---           ---------
Dean R.("Rick") Grewell III              43        President, CEO and Director

Antony Hoffman                           40        Vice President of Research
                                                   and Development and Director

Mark Malinak                             40        Vice President of Sales and
                                                   Director

Steven L. Johnson                        41        Director

Mike Hennel                              42        Director

Stephen Dukes                            47        Director

Sheldon Ohringer                         45        Director

The terms of each director of the Company expired January 2002, but the term of each director will continue until such time as their successors shall have been elected and qualified.

Rick Grewell has been the President, CEO and a Director of the Company since the merger with ISES Corporation. Prior to merger Mr. Grewell was President and CEO of ISES Corporation since September 7, 1996. Prior to that time Mr. Grewell was employed by Microware Systems Corporation, in Clive, Iowa ("Microware") for approximately 12 years.

Steven Johnson has been a Vice President (until October 15, 2001) and Director of the Company since its merger with ISES Corporation. Prior to the merger Mr. Johnson was Vice President of Marketing of ISES Corporation since February 1, 1999. Mr. Johnson was previously employed by Microware for approximately 11 years. Mr. Johnson was part of the Company's reduction in force and his employment was terminated on October 15, 2001.

Antony Hoffman has been a Vice President and Director of the Company since its merger with ISES Corporation. Prior to the merger Mr. Hoffman was Vice president of Marketing of ISES Corporation since February 1, 1999. Mr. Hoffman was previously employed at Microware for approximately 13 years.

Mark Malinak has been a Vice President and Director of the Company since its merger with ISES Corporation. Prior to the merger Mr. Malinak was Vice President of Sales of ISES Corporation since February 1, 1999. Prior to joining the Company, Mr. Malinak had been employed at Microware for approximately 4 years and at Sun Microsystems, Palo Alto, California for 2 years.

Mike Hennel has been a Director of the Company since June 14, 2000. Mr. Hennel is President and CEO of Silvon Software, a position he has held since 1987.

Stephen Dukes has been a Director of the Company since February 15, 2001. Mr. Dukes is a former Vice-President of Technology at TCI Technology Ventures and Media One.

Sheldon Ohringer has been a Director of the Company since June 6, 2001. Mr. Ohringer was President and Chief Executive Officer of First World Communications, Inc. in Englewood, Colorado from 1998 to 2000. He was previously with the ICG Telecom Group, Inc. in various capacities since 1994 where he served as President of a telecom subsidiary from 1997 to 1998. Mr. Ohringer has been retired since 2000.

The number of directors for the Company is currently set at seven. The Bylaws permit the Board of Directors to establish the number of directors at not less than one (1) nor more than fifteen (15). Each of Company's directors is elected to a one year term and until his or her successor is elected. Directors need not be shareholders of the Company or residents of any particular jurisdiction.

The officers of the Company are to be elected annually by the board of directors at its annual meeting, and hold office until the next annual meeting of the board of directors and until their successors are chosen. Officers may also be removed by the board of directors at any time, with or without cause. Officers need not be a director or a shareholder of the Company.

No executive officer or director of the Company has been the subject of any order, judgment, or decree of any court of competent jurisdiction, or of any regulatory agency enjoining him from acting as an investment advisor, underwriter, broker or dealer in the securities industry, or as an affiliated person, director or employee of an investment company, bank, savings and loan association, or insurance company or from engaging in or continuing any conduct or practice in connection with any such activity or in connection with the purchase or sale of any securities nor has any such person been the subject of any order of a state authority barring or suspending for more than sixty (60) days, the right of such a person to be engaged in such activities or to be associated with such activities.

No executive officer or director of the Company has been convicted in any criminal proceeding (excluding traffic violations) or is the subject of a criminal proceeding which is currently pending.

No executive officer or director of the Company is the subject of any pending legal proceedings.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

The Company is authorized to issue 50,000,000 shares of its $0.001 par value common stock and 20,000,000 shares of its $0.001 par value preferred stock. As of September 30, 2001, the Company had 17,856,000 issued and outstanding shares of common stock and 10,000 issued and outstanding shares of preferred stock which are automatically convertible into 10,000,000 shares of common stock on February 28, 2002.

The Company's common stock is traded on the OTC Electronic Bulletin Board sponsored by the National Association of Securities Dealers under the trading symbol "SSNP." The Electronic Bulletin Board is a network of security dealers who buy and sell stock. The dealers are connected by a computer network which provides information on current "bids" and "asks" as well as volume information.

As of September 30, 2001 the Company had approximately 998 common stock shareholders and one shareholder of its preferred stock and there has been only a limited public market for the Company's common stock. The following table shows, for the periods indicated, the high and low per share prices of common stock, as reported on the OTC Electronic Bulletin Board. Such prices represent prices between dealers, do not include retail mark-ups, mark downs or conversions and may not represent actual transactions. No information is provided for periods prior to the effective date of the merger of ISES with and into the Company, which merger was effective February 28, 2000.

     Period Ended                                      High               Low
     ------------                                      ----               ---
     March 31, 2000 (one month)                       $5.625             $3.937
     June 30, 2000                                    $4.50              $1.875
     September 30, 2000                               $3.875             $0.937
     December 31, 2000                                $1.875             $0.375
     March 31, 2001                                   $1.5625            $0.4688
     June 30, 2001                                    $1.07              $0.35
     September 30, 2001                               $0.90              $0.40

On December  31,  2001,  the  closing bid and ask prices of the common  stock as
reported  on  the  OTC   Electronic   Bulletin   Board  were  $0.20  and  $0.21,
respectively.

The Company has never declared or paid cash dividends on its capital stock. It is anticipated that the Company would retain its future earnings, if any, to fund the operation and expansion of its business and management does not anticipate paying any cash dividends in the foreseeable future.

Effective February 28, 2000, SNAP2 Corporation (f/k/a White Rock Enterprises, Ltd.) (the Company) merged with ISES Corporation (ISES), with the Company as the surviving corporation. At the date of the merger, the Company was a "shell company" as the Company had no assets or liabilities, had generated no revenues since inception and had incurred total expenses of $6,100 since its inception on October 8, 1998. The merger transaction has been accounted for as a reverse acquisition. In such a transaction, the operating enterprise (ISES) is determined to be the acquiring enterprise for financial reporting purposes. The historical financial statements of ISES are presented as the historical financial statements of the combined enterprise. The equity of ISES is presented as the equity of the combined enterprise, however, the capital stock account of ISES is adjusted to reflect the par value of the outstanding stock of the Company after giving effect to the number of shares issued in merger. For periods prior to the merger, the equity of the combined enterprise is the historical equity of ISES prior to the merger retroactively restated to reflect the number of shares received in the merger.

In connection with the merger of ISES with and into the Company, the Acquisition Agreement and Plan of Merger (previously filed as Exhibit 1.1 to the Company's Current Report on Form 8-K filed March 1, 2000) provided for the issuance of 10,000,000 shares of common stock and 10,000 shares of convertible preferred stock for 100% of the outstanding shares of ISES. The convertible preferred stock automatically converts to 10,000,000 shares of common stock on February 28, 2002. Also in connection with the merger, an additional 2,200,000 shares of common stock were issued to others in exchange for locating investors and a commitment to raise $2,000,000 to fund the Company's working capital needs and general corporate purposes. As of September 30, 2001, $615,650 of the $2,000,000 had been received and recorded as additional paid-in capital. Management believes that it is unlikely that any additional capital will be provided by those entities, and is in the process of attempting to recover as many of those shares as possible. As of September 30, 2001, approximately 1,097,000 shares have been surrendered by these entities in lieu of additional capital contributions. The Company has not taken action to either establish these shares as treasury stock or to cancel them and return them to authorized but unissued shares. Accordingly, the shares are outstanding in the names of the original owners on the Company's stock records. The Company plans to cancel these shares and return them to authorized but unissued shares.

         CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
                              FINANCIAL DISCLOSURE

The Company is the resulting corporation of a merger between White Rock Enterprises, Ltd. (the Company, n/k/a SNAP2 Corporation) and ISES Corporation, an Iowa corporation which was effective on February 28, 2000. Prior to that time the Company was a "shell" corporation and ISES Corporation was an operating company. The Company was the surviving corporation of the merger. ISES Corporation (as a predecessor to the Company) has not had any change in its accountants during the last three years or any disagreement with its accountants during that period which are the type required to be disclosed under this Item. However, on December 15, 2000, the Board of Directors of SNAP2 Corporation (the "Company") approved the hiring of KPMG LLP (KPMG) as the Company's independent accountants for the audit of the financial statements of the Company for the year ended September 30, 2000. The Company's previous accountant (prior to the merger) was Barry L. Friedman, P.C., Las Vegas, Nevada, ("Friedman").

The audit report of Friedman on the financial statements of the Company for the period ended September 30, 1999 did not contain an adverse opinion or disclaimer of opinion, nor was the report qualified or modified as to uncertainty, audit scope, or accounting principles, except as to an uncertainty regarding the Company's ability to continue as a going concern due to recurring losses and the absence of sources of revenue.

To the knowledge of management, during the audit of the period ended September 30, 1999 , there were no disagreements with Friedman on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

The change in the Company's accountants was previously reported on the Company's Current Report on Form 8-K filed with the SEC on December 20, 2000.

                        AVAILABILITY OF OTHER INFORMATION

The Company will provide to each Shareholder, upon written request of the Shareholder, a copy of the Company's Annual Report on Form 10-KSB for the fiscal year ended September 30, 2001. The report on Form 10-KSB will be provided without charge. Shareholders should direct any written request to the company at the following address: SNAP2 Corporation, 10641 Justin Drive, Urbandale, Iowa, 50322.

                              FINANCIAL STATEMENTS

The following pages set forth certain financial statements of the Company with respect to the years ended September 30, 2001 and 2000.

                                SNAP2 CORPORATION

                              Financial Statements

                           September 30, 2001 and 2000

                   (With Independent Auditors' Report Thereon)

                          Independent Auditors' Report

     The Board of Directors
     SNAP2 Corporation:

We have audited the accompanying balance sheets of SNAP2 Corporation (a Nevada Corporation) as of September 30, 2001 and 2000, and the related statements of operations, stockholders' deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SNAP2 Corporation as of September 30, 2001 and 2000, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 2 to the financial statements, the Company has suffered significant losses, has a stockholder's deficit, and as a result has insufficient liquidity to pay its obligations as they come due. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP


     Des Moines, Iowa
     December 14, 2001

                                SNAP2 CORPORATION

                                 Balance Sheets

                           September 30, 2001 and 2000

                                     Assets                                        2001           2000
                                                                                -----------    ----------
Current assets:
    Cash                                                                        $    10,792        18,956
    Accounts receivable (notes 3 and 7)                                             143,794       127,279
                                                                                -----------    ----------
               Total current assets                                                 154,586       146,235
Equipment, net of accumulated depreciation (note 3)                                  55,580        76,833
Other assets                                                                            300         4,760
                                                                                -----------    ----------
               Total assets                                                     $   210,466       227,828
                                                                                ===========    ==========
                    Liabilities and Stockholders' Deficit
Current liabilities:
    Accounts payable                                                            $   205,312        56,390
    Accrued payroll and related liabilities                                         310,358        36,339
    Accrued royalty                                                                  12,750         3,750
    Accrued interest payable                                                         14,209          --
    Deferred income                                                                  46,809         9,343
    Line of credit (note 3)                                                         200,000          --
    Current portion of long-term debt (note 3)                                       66,000        21,445
                                                                                -----------    ----------
               Total current liabilities                                            855,438       127,267
Long-term debt, excluding current installments (note 3)                             158,615       203,170
                                                                                -----------    ----------
               Total liabilities                                                  1,014,053       330,437
Stockholders' deficit (note 4):
    Common stock - $0.001 par value; 50,000,000 shares authorized; 17,856,000 shares issued and outstanding
       at September 30, 2001 and 2000                                                17,856        17,856
    Convertible preferred stock  - $0.001 par value; 20,000,000 shares authorized; 10,000 shares issued and outstanding
       at September 30, 2001 and 2000. Shares convert to
       common stock at a ratio of 1,000 shares of common for
       each share of convertible preferred stock
       on February 28, 2002                                                              10            10
    Additional paid-in capital                                                    1,417,528     1,188,858
    Accumulated deficit                                                          (2,192,581)   (1,291,683)
    Unearned compensation                                                           (46,400)      (17,650)
                                                                                -----------    ----------
               Total stockholders' deficit                                         (803,587)     (102,609)
                                                                                -----------    ----------
               Total liabilities and stockholders' deficit                      $   210,466       227,828
                                                                                ===========    ==========

See accompanying notes to financial statements

                                SNAP2 CORPORATION

                            Statements of Operations

                     Years ended September 30, 2001 and 2000

                                                      2001              2000
                                                  ------------      -----------
Revenue (notes 7 and 10):
    License fees                                  $    496,260          294,751
    Consulting                                       1,229,708          387,723
    Maintenance and other income                        52,468           54,580
                                                  ------------      -----------
             Total revenue                           1,778,436          737,054
Cost of revenue                                        569,972          255,767
                                                  ------------      -----------
Gross profit                                         1,208,464          481,287
Expenses:
    Research and development (note 6)                  921,127          513,422
    Sales and marketing                                636,086          508,233
    General and administrative                         518,430          406,757
                                                  ------------      -----------
             Total operating expenses                2,075,643        1,428,412
                                                  ------------      -----------
             Loss from operations                     (867,179)        (947,125)
   Interest expense                                     33,719           19,914
                                                  ------------      -----------
             Net loss                             $   (900,898)        (967,039)
                                                  ============      ===========
Net loss per share:
    Basic and diluted                                    (0.05)           (0.07)
                                                  ============      ===========
Weighted average shares outstanding:
    Basic and diluted                               17,856,000       14,536,175
                                                  ============      ===========
See accompanying notes to financial statements.

                                SNAP2 CORPORATION

                       Statements of Stockholders' Deficit

                     Years ended September 30, 2001 and 2000

                                                                                 Additional
                                                         Common    Convertible      Paid      Accumulated  Unearned
                                                          Stock     Preferred    In Capital     Deficit   Compensation      Total
                                                       ----------   ----------   ----------   ----------   ----------    ----------
Balance December 31, 1999                                 $10,000           10       (8,696)    (376,900)          --      (375,586)

     Net loss of companies for three months ended
        December 31, 1999 duplicated to adjust to
        common fiscal year end                                 --           --           --       52,256           --        52,256
     Issuance of common stock                               7,856           --    1,179,004           --           --     1,186,860
     Stock options issued to employees below fair value        --           --       18,550           --      (18,550)           --
     Amortization of unearned compensation                     --           --           --           --          900           900
     Net loss                                                  --           --           --     (967,039)          --      (967,039)
                                                       ----------   ----------   ----------   ----------   ----------    ----------
Balance September 30, 2000                                 17,856           10    1,188,858   (1,291,683)     (17,650)     (102,609)

     Capital contribution                                      --           --      188,790           --           --       188,790
     Stock options issued to employees below fair value        --           --       39,880           --      (39,880)           --
     Amortization of unearned compensation                     --           --           --           --       11,130        11,130
     Net loss                                                  --           --           --     (900,898)          --      (900,898)
                                                       ----------   ----------   ----------   ----------   ----------    ----------
Balance September 30, 2001                                $17,856           10    1,417,528   (2,192,581)     (46,400)     (803,587)
                                                       ==========   ==========   ==========   ==========   ==========    ==========

See accompanying notes to financial statements

                                SNAP2 CORPORATION

                            Statements of Cash Flows

                     Years ended September 30, 2001 and 2000

                                                                     2001          2000
                                                                  ---------    ----------
Cash flows from operating activities:
   Net loss                                                       $(900,898)     (967,039)
   Adjustments to reconcile net loss to net cash
     used by operating activities:
       Depreciation                                                  23,789        14,470
       Amortization of unearned compensation                         11,130           900
       Deferred income                                               37,466         4,375
       Changes in:
         Accounts receivable                                        (16,515)       (1,003)
         Accounts payable and accrued expenses                      446,150       (80,401)
                                                                  ---------    ----------
            Net cash used in operating activities                  (398,878)   (1,028,698)
                                                                  ---------    ----------
Cash flows from investing activities:
   Purchases of equipment                                            (2,536)      (71,163)
   Other assets                                                       4,460        (4,760)
                                                                  ---------    ----------
            Net cash provided by (used in) investing activities       1,924       (75,923)
Cash flows from financing activities:
   Proceeds from notes payable                                           --       100,000
   Repayment of notes payable and long-term debt                         --      (185,385)
   Proceeds from line of credit                                     200,000            --
   Proceeds from issuance of common stock                                --     1,186,860
   Additional paid-in capital from investors                        188,790            --
                                                                  ---------    ----------
            Net cash provided by financing activities               388,790     1,101,475
                                                                  ---------    ----------
Net decrease in cash                                                 (8,164)       (3,146)
Cash at beginning of year                                            18,956        22,102
                                                                  ---------    ----------
Cash at end of year                                               $  10,792        18,956
                                                                  =========    ==========
Supplemental disclosures:
   Cash paid for interest                                         $      --        20,076
                                                                  =========    ==========

See accompanying notes to financial statements

                                SNAP2 CORPORATION

                          Notes to Financial Statements

                           September 30, 2001 and 2000

(1)  Business and Organization

     SNAP2 Corporation (the Company) formerly known as White Rock Enterprises, Ltd. is a software product developer and software service provider for in-flight entertainment systems (IFE) for passenger aircraft and interactive set-top boxes (STB) for interactive television. The Company markets and licenses its software worldwide.

     (a)  Reverse Acquisition

          Effective  February 28, 2000, the Company merged with ISES Corporation
          (ISES), with the Company as the surviving corporation. At the date of the merger, the Company was a "shell company" as the Company had no assets or liabilities, had generated no revenues since inception, and had incurred total expenses of $6,100 since its inception on October 8, 1998. The merger transaction has been accounted for as a reverse acquisition. In such a transaction, the operating enterprise (ISES) is determined to be the acquiring enterprise for financial reporting purposes. The historical financial statements of ISES are presented as the historical financial statements of the combined enterprise. The equity of ISES is presented as the equity of the combined enterprise, however, the capital stock account of ISES is adjusted to reflect the par value of the outstanding stock of the Company after giving effect to the number of shares issued in merger. For periods prior to the merger, the equity of the combined enterprise is the historical equity of ISES prior to the merger retroactively restated to reflect the number of shares received in the merger.

          In connection with the merger, the Company issued 10,000,000 shares of common stock and 10,000 shares of convertible preferred stock for 100% of the outstanding shares of ISES. The convertible preferred stock automatically converts to 10,000,000 shares of common stock on February 28, 2002. Also in connection with the merger, an additional 2,200,000 shares of common stock were issued to others in exchange for locating investors and a commitment to raise $2,000,000 to fund the Company's working capital needs and for general corporate purposes. As the $2,000,000 is received, additional paid in capital will be recorded. As of September 30, 2001, $615,650 had been received. Management believes that it is unlikely that any additional capital will be provided and is in the process of attempting to recover as many of those shares as possible. As of September 30, 2001, 1,097,000 shares have been surrendered in lieu of additional capital contributions. The Company has not taken action to either establish these shares as treasury stock or to cancel them and return them to authorized but unissued shares. Accordingly, the shares are outstanding in the names of the original owners on the Company's stock records.

     (b)  Use of Estimates

          The preparation of financial statements, in conformity with auditing standards generally accepted in the United States of America, requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, at the date of the financial statements, and the reported amounts of revenues and expenses, during the reporting period. Actual results could differ from those estimates.

                                SNAP2 CORPORATION

                          Notes to Financial Statements

                           September 30, 2001 and 2000

     (c)  Equipment

          Equipment is stated at cost and is depreciated on the straight-line method with estimated useful lives of 3 to 7 years.

     (d)  Revenue Recognition

          Software license fees are recognized as revenue upon contract signing and shipment of the software master copy or download of software by the customer since the Company does not incur significant additional support costs. Consulting revenues are derived primarily from custom contract engineering work and training and consulting services. Revenues from custom contract engineering work are recognized using the percentage of completion method. Revenues from training and consulting services are recognized as the services are rendered. Maintenance revenues are recognized ratably over the term of the related agreements.

     (e)  Fair Value of Financial Instruments

          Fair value estimates, methods, and assumptions are set forth below:

          o    Trade  accounts   receivable,   accounts  payable,   and  accrued
               expenses--The carrying amount approximates the estimated fair value due to the short-term nature of those instruments.

          o Long-term debt--Due to amounts being borrowed from a related party of the Company's president and from an economic development agency of the State of Iowa, the fair value of long-term debt was not reasonably determinable.

          o Limitations--Fair value estimates are made as of a specific point in time, based upon the relevant market information about the financial instruments. Because no market exists for a majority of the Company's financial instruments, fair value estimates are based on judgments regarding current economic conditions and other factors. These estimates are subjective in nature and involve uncertainties and matters of judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

     (f)  Stock-Based Compensation

          The Company accounts for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," (APB No. 25) and related interpretations. Under APB No. 25, compensation cost is measured as the excess, if any, of the quoted market price of the Company's stock at the date of grant over the exercise price of the option granted. Compensation cost for stock options, if any, is recognized ratably over the vesting period for those options granted to employees and directors. Compensation cost for stock options

                                SNAP2 CORPORATION

                          Notes to Financial Statements

                           September 30, 2001 and 2000

          issued other than to employees and directors, if any, is recognized at the date of grant. The Company provides additional pro forma disclosures as required under SFAS No. 123, "Accounting for Stock-Based Compensation" (see note 4).

     (g)  Income Taxes

          The Company accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rate is recognized in income in the period that includes the enactment date.

     (h)  Earnings Per Share

          Basic earnings per share is computed using the weighted average number of actual common shares outstanding during the period. Diluted earnings per share is computed using the weighted average number of actual common shares plus the potential dilution that would occur from the conversion of convertible preferred stock and the exercise of stock options. Due to the net loss incurred for the years ended September 30, 2001 and 2000, the effect of convertible preferred stock and stock options is not included in the calculation of diluted earnings per share because the effect is anti-dilutive.

     (i)  Reclassification

          Certain amounts previously reported in the prior year's financial statements have been reclassified to conform to the current year presentation.

(2)  Going-concern Matters

     The Company's financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern, which contemplate the realization of assets and liquidation of liabilities in the normal course of business. However, the Company does not have significant cash or other assets, nor does it have an established source of revenues sufficient to cover its operating costs to allow it to continue as a going concern. The financial statements do not include any adjustments that might result if the Company is unable to continue its operations.

     The Company has entered into and is currently negotiating additional contracts for its products and services. The Company sold part of its intellectual property (see note 10) and is also exploring the licensing or additional sale of its intellectual property and is attempting to raise additional capital. Also, the Company has delayed making certain debt payments and other obligations (see note 3).

                                SNAP2 CORPORATION

                          Notes to Financial Statements

                           September 30, 2001 and 2000

(3)  Long-term debt

     On June 20, 1999, the Company entered into a promissory note with a related party of the Company's president whereby $135,000 was borrowed by the Company. The note bears an interest rate of 9% per annum on the unpaid principal balance. Under the terms of the note, principal payments of $10,385 along with interest are due in quarterly installments beginning July 1, 2001. The Company has not paid the $10,385 due under this note, as well as the accrued interest, since July 1, 2000. The remaining maturities of this note are $41,538, 2002; $41,538, 2003; and $41,539, 2004. Principal
     payments have not been accelerated under this note by the noteholder.

     On August 17, 1999 the Company entered an agreement with the Iowa Department of Economic Development (IDED) whereby the Company would receive $100,000 of financial assistance under the Community Economic Betterment Account (CEBA). Under the terms of the agreement, the Company shall pay an annual royalty equal to 1.5% of the prior year total gross revenues to IDED in semi-annual payments each June 1 and December 1, until a repayment amount of $200,000 has been reached. $24,462 was due under this agreement at September 30, 2001.

     The Company has a $200,000 line of credit with a bank bearing interest at the bank's commercial base rate, 8.9% at September 30, 2001. This line is guaranteed by a director/officer of the Company. Funds advanced are secured by the Company's accounts receivable and equipment. At September 30, 2001, $200,000 was outstanding under the agreement. The line of credit matured November 10, 2001 and the Company expects to renew this line.

(4)  Stock Options

     On February 1, 1999 and March 4, 1998 the president of the Company granted options to purchase 7,805,025 and 7,077,412, respectively, shares of common stock of the Company owned by him, (adjusted for the February 28, 2000 merger) to employees of the Company and consultants to the Company for $0.10 and $0.05 per share, respectively. These options were issued at fair value at the date of grant and were accounted for as if such options were issued directly by the Company. The options vest three years from the date of grant.

     The Company's Board of Directors adopted the Stock Option Plan (the Plan) effective March 15, 2000. Under the Plan options may be granted to employees, officers, consultants, directors and advisors to purchase up to an aggregate of 5,000,000 shares of the Company's common stock. Options granted under the Plan may be options that are intended to qualify as incentive stock options and options that are not intended to so qualify. If incentive stock options are granted to a person possessing more than ten percent of the combined voting power or value of all classes of stock of the Company, the exercise price shall not be less than 110% of the Company's common stock fair market value on the date of grant. Under the Plan, the term of options may not exceed ten years unless an incentive stock option is granted to a stockholder who owns more than ten percent of the combined voting power of the Company, then the term may not exceed five years. The Board of Directors determines the exercise price, vesting period of options at the date of grant and other conditions as specified in the Plan.

                                SNAP2 CORPORATION

                          Notes to Financial Statements

                           September 30, 2001 and 2000

     The   Company   applies   the   provisions   of  APB  No.  25  and  related
     interpretations in accounting for stock options and related compensation expense, if any, under the Plan. Compensation expense of $11,130 and $900 was recognized for stock options issued below fair value to employees to purchase 447,500 and 105,000 shares of the Company's common stock during the years ended September 30, 2001 and 2000, respectively.

     Had the Company determined compensation cost based on the fair value at the grant date for stock options including options granted by the Company's president under SFAS 123, the Company's net loss and net loss per share would have been as indicated below:

                                                       2001              2000
                                                 -------------      ------------
     Net loss - as reported                       $  (900,898)         (967,039)
     Net loss - pro forma                          (1,308,519)       (1,102,754)
     Basic loss per share - as reported                 (0.05)            (0.07)
     Basic loss per share - pro forma                   (0.06)            (0.08)
     Diluted loss per share - as reported               (0.05)            (0.07)
     Diluted loss per share - pro forma                 (0.06)            (0.08)

     The fair value of each option granted is estimated on the date of grant using the Black-Scholes option valuation model with the following weighted average assumptions: 2001: risk-free interest rate of 5.0%, dividend yield of 0.0%, expected volatility of 110% and expected lives of 5 years; 2000: risk free interest rate of 6.5%, dividend yield of 0.0%, expected volatility of 110%, and expected lives of 5 years. The fair values of the option grants in fiscal 2001 and 2000 were $0.41 to $1.24 per share and $1.64 to $2.02 per share respectively. As the Company was a nonpublic entity until February 28, 2000, it is permitted under SFAS 123 to use the "minimum value" method to value stock options granted prior to February 28, 2000. Under the "minimum value" method expected volatility is effectively zero. The effects of applying SFAS 123 may not be representative of the effects on reported net earnings (loss) for future years.

     The stock option activity under the Plan during the years ended September 30, 2001 and 2000 is summarized as follows:

                                                            Weighted-                            Weighted-
                                         Year ended          average         Year ended          average
                                         September 30,      exercise         September 30,      exercise
                                            2001              price              2000              price
                                        ------------      -----------        ------------      ------------
Beginning balance                           395,000              2.36                  --                --
Granted                                   1,452,500              0.67             470,000              2.44
Exercise                                         --                --                  --                --
Canceled                                         --                --             (75,000)             2.88
                                        ------------                         ------------
Ending Balance                            1,847,500              1.03             395,000              2.36
                                        ============     ============        ============      ============
Options excercisable at year end             79,000                                    --
                                        ============                         ============

                                SNAP2 CORPORATION

                          Notes to Financial Statements

                           September 30, 2001 and 2000


     At September 30, 2001, 3,152,500 stock options were available for grant.

     The options outstanding under the Plan as of September 30, 2001 have the following attributes:

        Option statistics by price ranges:    $ .52 to .99    1.00 to 1.99   2.00 and over
                                              ------------    ------------   -------------
        Options oustanding                       1,300,000         152,500         395,000
        Weighted-average price                $       0.60            1.30            2.36
        Weighted-average remaining life               9.50            9.00            8.80
        Number exercisable                              --              --          79,000


(5)  Income Taxes

     The income tax (benefit) expense differs from the "expected" tax (benefit) expense computed by applying the United States federal income tax rate of 34% to the loss before income taxes, as follows:

                                                                            2001              2000
                                                                            ----              ----
           Computed "expected" tax benefit                             $  (306,305)        (264,114)
           Increase (decrease) in "expected" tax
                expense resulting from:
                    Net operating loss carry forward not
                    recognized                                             307,000          266,000

                    Other, net                                                (695)          (1,886)

                    Income tax benefit                                 $        --               --
                                                                       ============    ============

     At September 30, 2001 the temporary difference that gave rise to deferred income tax assets was a net operating loss carryforward. This created a deferred tax asset of approximately $575,000 and $268,000 as of September 30, 2001 and 2000 respectively. A valuation allowance has been established of $575,000 and $268,000 for the years ended September 30, 2001 and 2000, respectively. At September 30, 2001, the Company has a net operating loss carryforward of approximately $1,688,000. The net operating loss carryforward will begin to expire in 2020.

(6)  Related Party

     ISES Canada, a Canadian Company with common ownership through the Company's president, provided software development and consulting services to the Company through June 30, 2001. Fees paid to ISES Canada totaled $196,267 and $322,802 for the years ended September 30, 2001 and 2000, respectively.

                                SNAP2 CORPORATION

                          Notes to Financial Statements

                           September 30, 2001 and 2000

(7)  Business and Credit Concentration

     For the year ended September 30, 2001, the Company had two customers (three in 2000) who accounted for approximately 73% of total sales (66% in 2000). Included in trade accounts receivable at September 30, 2001 was $100,100 due from these customers ($99,163 in 2000).

(8)  Leases

     The Company leases an office facility under an operating lease. For the years ended September 30, 2001 and 2000, rent expense was approximately $54,000 and $42,000, respectively.

     At September 30, 2001, the Company's future minimum lease obligation is approximately:

               Year ending September 30
                    2002                         $  58,500
                    2003                            60,000
                    2004                            61,000
                    2005                            39,000
                                                 ---------
                       Total                     $ 218,500
                                                 =========


(9)  Retirement Plan

     The Company has a 401(k) plan that covers substantially all full-time employees that meet certain eligibility requirements. The plan became effective November 1, 2000. Under the terms of the plan, employees can contribute up to 10% of maximum compensation as prescribed by law to the plan. Employee contributions are matched by the Company at 50% up to a maximum of 10% of eligible compensation. For the year ended September 30, 2001, the Company's matching portion of the plan amounted to $48,085.

(10) Subsequent Event

     On November 26, 2001 the Company entered into an Amended and Substituted Asset Purchase Agreement ("Agreement") with Inflight Digital Limited, a company incorporated under the laws of England and Wales ("Buyer") which superceded an earlier Asset Purchase Agreement between the parties dated September 6, 2001. Pursuant to the Agreement, the Company agreed to sell to the Buyer all of Company's IFE assets. The IFE assets include all of the Company's rights and obligations under its contracts with airline operators for the licensing of IFE products and services, the Company's rights and obligations under license and distribution agreements relating to its IFE business, Company's files, books and records relating to its IFE assets and other tangible property and physical assets used by the Company solely in connection with IFE business. The Company also granted Buyer a perpetual, royalty free, exclusive worldwide license

                                SNAP2 CORPORATION

                          Notes to Financial Statements

                           September 30, 2001 and 2000


     for IFE business. Terms include a total purchase price for the sale and license of the IFE assets of $300,000 plus (i) fifty percent (50%) of all revenue received by Buyer from certain existing customers for a period of three (3) years after the closing; (ii) twenty-five percent (25%) of all revenues received by Buyer under certain new business generated by Buyer;
     (iii) an amount not to exceed $100,000 of the existing contract with British Airways as assigned to Buyer plus fifty percent (50%) of all revenue received by Buyer from British Airways during the three (3) years after closing; and (iv) $75,000 upon receipt of the consent of Air France that it will expand the number of aircraft using the software and fifty percent (50%) of the revenues received from Air France during the three (3) years after closing. In November 2001, the Company received $300,000 as a result of this transaction, which was recorded as a gain on sale. Additional amounts to be received will be recorded as license fees. The Company's fees related to this Agreement for the years ended September 30, 2001 and 2000 were $496,260 and $294,751, respectively. Had the transaction occurred at the beginning of the years ended September 30, 2001 and 2000, license fee revenues would have approximated $345,000 and $122,000, respectively. The Company's operating expenses will not be reduced as a result of this transaction.

                                 [Form of Proxy]



           This Proxy is Solicited on Behalf of the Board of Directors
                                SNAP2 CORPORATION
          PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS ON MARCH 5, 2002

The undersigned hereby constitutes and appoints Dean R. Grewell, III and Antony Hoffman or either of them, the proxies and attorneys for the undersigned, each with full power of substitution, for and in the name, place, and stead of the undersigned to attend the Annual Meeting of Shareholders of SNAP2 Corporation to be held at the main office of SNAP2 Corporation located at 10641 Justin Drive, Urbandale, Iowa, on March 5, 2002 at 2:00 p.m. and any adjournments thereof, and to vote as directed below all shares of Common Stock held of record by the undersigned on January 25, 2002, with all powers the undersigned would possess if personally present at such meeting.

1.   Election of Directors (mark only one box):

     To withhold authority to vote for any individual nominee, strike a line through the nominee's name.

     [ ] FOR all nominees listed below             [ ] WITHHOLD AUTHORITY on all
         (except as marked to the contrary below)      nominees listed below

         Dean R. Grewell, III
         Antony Hoffman
         Mike Hennel
         Mark Malinak
         Sheldon Ohringer
         Stephen Dukes

2. Ratification of the appointment of KPMG LLP as the independent auditors of SNAP2 Corporation for the fiscal year ending September 30, 2002.

     [ ] FOR                 [ ] AGAINST                [ ] ABSTAIN

3. In their discretion, upon such other matters as may properly come before the meeting or any adjournments thereof.

This proxy when properly executed will be voted in the manner directed herein by the shareholder. If no direction is given, this proxy will be voted FOR the matters listed above.

Shareholders who are present at the meeting may withdraw their proxies and vote in person if they so desire.

             PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY PROMPTLY
                           USING THE ENCLOSED ENVELOPE

(Please sign exactly as your name appears on this proxy. When signing in a representative capacity such as guardian, attorney, trustee, or executor, please indicate your full title as such. Proxies by a corporation should be signed in its name by an authorized officer. Proxies by a partnership should be signed in its name by an authorized person. If more than one name appears, all persons so designated should sign.)

The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Shareholders and Proxy Statement dated February 5, 2002.


Dated _______________, 2002                  Signature__________________________